EXHIBIT 23




Independent Auditors' Consent



The Board of Directors
Crompton & Knowles Corporation

We consent to incorporation by reference in the registration statement (Nos. 333-62429, 33-21246, and 2-57629) on Form S-8 of Crompton & Knowles
Corporation of our report dated June 4, 1999, relating to the statements of net assets available for plan benefits of the Crompton & Knowles Corporation Employee Stock Ownership Plan as of December 31, 1998, and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, and all related schedules, included in this annual report on Form 11-K.


                                      /s/KPMG LLP


Stamford, Connecticut
June 25, 1999